Exhibit 99.1

The Boeing Company
100 North Riverside Plaza
Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Strong 2009 Revenue & Cash Flow on Solid Core Performance

Fourth-Quarter 2009

•	Revenue grew to $17.9 billion and operating margin grew to 9.4 percent, driving net income to $1.75 per share

•	Operating cash flow increased to $3.2 billion

Full-Year 2009

•	Revenue grew to $68.3 billion while earnings reflected solid core operating performance affected by previously announced events

•	Operating cash flow of $5.6 billion reflects strong management of working capital

•	Cash and marketable securities of $11.2 billion provides strong liquidity for 2010

•	Backlog of $316 billion – over four times current annual revenue

Outlook

•	2010 EPS guidance of $3.70 to $4.00 reflects lower volumes and considers risks

Table 1. Summary Financial Results

	Fourth Quarter		Change		Full Year		Change
(Dollars in Millions, except per share data)	2009	2008			2009	2008
Revenues	$17,937	$12,664	42%		$68,281	$60,909	12%
Earnings/(Loss) From Operations	$1,693	$(243)	NA		$2,096	$3,950	(47)%
Operating Margin	9.4%	(1.9)%	11.3	Pts	3.1%	6.5%	(3.4	)Pts
Net Income/(Loss)	$1,268	$(86)	NA		$1,312	$2,672	(51)%
Earnings/(Loss) per Share	$1.75	$(0.12)	NA		$1.84	$3.67	(50)%
Operating Cash Flow	$3,212	$(1,641)	NA		$5,603	$(401)	NA

CHICAGO, January 27, 2010 – The Boeing Company [NYSE: BA] reported fourth-quarter net income of $1.3 billion, or $1.75 per share, as revenue rose 42 percent to $17.9 billion. Current period results reflect solid performance across core businesses and represent a significant improvement over the year-ago quarter, which included a labor strike and a charge on the 747 program (Table 1).

Revenue for the full year reached a record $68.3 billion on higher commercial deliveries and growth in Defense, Space & Security. Earnings for the year declined to $1.84 per share due to a combined $3.58 per share impact from previously announced 787 and 747 events in Commercial Airplanes. Earnings for 2008 of $3.67 per share included a combined $2.56 per share impact primarily due to a labor strike and charges on the 747 program.

Earnings guidance for 2010 has been established at $3.70 to $4.00 per share, reflecting the previously announced 777 production rate reduction, reduced scope on Army modernization and missile defense programs, and some consideration for development program and market risks.

“We put a strong finish on 2009 by getting the 787 in the air and generating solid core operating performance across the company,” said Jim McNerney, Boeing chairman, president and chief executive officer. “Focus areas for 2010 are to continue our strong operational performance, certify and deliver the 787 and 747-8, and further reposition our defense, space and security business. While the challenges ahead are significant, I believe we have the people and the resources we need to be successful and to begin consistently delivering on this company’s great potential.”

Boeing’s quarterly operating cash flow was $3.2 billion, which includes higher cash receipts than the strike-affected period a year ago partially offset by continued investment in development programs (Table 2). For the full year, operating cash flow was $5.6 billion. Free cash flow* was $3.0 billion in the quarter and $4.4 billion for the year.

Table 2. Cash Flow

	Fourth Quarter		Full Year
(Millions)	2009	2008	2009	2008
Operating Cash Flow[1]	$3,212	$(1,641)	$5,603	$(401)
Less Additions to Property, Plant & Equipment	$(221)	$(445)	$(1,186)	$(1,674)

Free Cash Flow*	$2,991	$(2,086)	$4,417	$(2,075)

[1]	Operating cash flow for the full year includes cash contributions to pension plans of $82 million in 2009 and $531 million in 2008.
*	Non-GAAP measure. A complete definition and reconciliation of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 8, “Non-GAAP Measure Disclosure.”

Cash and investments in marketable securities totaled $11.2 billion at year-end, up 70 percent in the quarter. The cash position was improved by the issuance of $2.2 billion in debt during the quarter and disciplined operational management (Table 3).

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	4Q09	3Q09
Cash	$9.2	$6.1
Marketable Securities[1]	$2.0	$0.5

Total	$11.2	$6.6

Debt Balances:
The Boeing Company	$8.8	$7.6
Boeing Capital Corporation	$4.1	$3.4

Total Consolidated Debt	$12.9	$11.0

[1]	Marketable securities consists primarily of time deposits due within one year classified as “short-term investments.”

Total company backlog at quarter-end was $316 billion, down 1 percent in the quarter, as backlog for both Commercial Airplanes and Defense, Space & Security declined during the period.

Segment Results

Commercial Airplanes

Boeing Commercial Airplane’s fourth-quarter revenue doubled to $9.2 billion. A labor strike reduced revenue in the year-ago period by an estimated $4.3 billion. The current period operating margins of 11.1 percent reflect strong operating performance and model mix, while earnings for the year-ago quarter were reduced by the labor strike and a 747 charge (Table 4).

For the full year, revenue rose to $34.1 billion on higher airplane deliveries partially offset by lower services volume. Commercial Airplanes posted a loss for the year of $0.6 billion driven by previously announced 787 and 747 impacts. The 787 impact, which reduced 2009 operating earnings by $2.7 billion, resulted from the reclassification of costs for the first three flight-test airplanes from program inventory to research and development expense. On the 747, higher costs and difficult market conditions resulted in previously announced charges totaling $1.4 billion. Combined, these events reduced the unit’s reported operating margin by 11.9 points.

Table 4. Commercial Airplanes Operating Results

	Fourth Quarter		Change	Full Year		Change
(Dollars in Millions)	2009	2008		2009	2008
Commercial Airplanes Deliveries	122	50	144%	481	375	28%

Revenues	$9,183	$4,589	100%	$34,051	$28,263	20%
Earnings/(Loss) from Operations	$1,020	$(968)	NA	$(583)	$1,186	NA

Operating Margins	11.1%	(21.1)%	NA	(1.7)%	4.2%	NA

Commercial Airplanes booked 82 gross orders during the quarter while 20 others were removed from its order book. Contractual backlog remains strong with 3,375 airplanes valued at $250 billion, more than seven times the unit’s 2009 revenue.

The 787 program entered flight testing during the quarter with the first two airplanes completing first flights. The remaining four flight-test airplanes are expected to be flying by the end of the second quarter. First delivery is scheduled for the fourth quarter of 2010. During the quarter, the company completed its acquisition of Global

Aeronautica and broke ground in South Carolina for the second 787 assembly line. Total firm orders for the 787 at quarter-end were 851 airplanes from 56 customers.

The 747-8 program expects its first flight in the near future which will begin the flight-test phase of the program. Initial delivery is expected in the fourth quarter of 2010.

Boeing Defense, Space & Security

Boeing Defense, Space & Security’s fourth-quarter revenue rose 6 percent to $8.5 billion on increased military aircraft deliveries and higher volume in services. Operating margins were 9.7 percent reflecting strong performance in Boeing Military Aircraft and Global Services & Support partially offset by additional costs on the Airborne Early Warning and Control (AEW&C) program which reduced margins by 1.6 points (Table 5).

For the full year, revenue increased by 5 percent to $33.7 billion on growth in Global Services & Support and Boeing Military Aircraft segments. Operating earnings grew 2 percent to $3.3 billion, producing operating margins of 9.8 percent.

Table 5. Boeing Defense, Space & Security Operating Results

	Fourth Quarter		Change		Full Year		Change
(Dollars in Millions)	2009	2008			2009	2008
Revenues
Boeing Military Aircraft	$3,733	$3,142	19%		$14,057	$13,311	6%
Network & Space Systems	$2,385	$2,861	(17)%		$10,877	$11,346	(4)%
Global Services & Support	$2,429	$2,038	19%		$8,727	$7,390	18%

Total BDS Revenues	$8,547	$8,041	6%		$33,661	$32,047	5%

Earnings from Operations
Boeing Military Aircraft	$353	$348	1%		$1,513	$1,277	18%
Network & Space Systems	$141	$228	(38)%		$839	$1,034	(19)%
Global Services & Support	$335	$305	10%		$947	$921	3%

Total BDS Earnings from Operations	$829	$881	(6)%		$3,299	$3,232	2%

Operating Margins	9.7%	11.0%	(1.3)	Pts	9.8%	10.1%	(0.3	)Pts

Boeing Military Aircraft (BMA) fourth-quarter revenue rose 19 percent to $3.7 billion and operating margin was 9.5 percent, reflecting higher aircraft deliveries, improved delivery mix and strong execution across its programs, partially offset by higher costs on the AEW&C program which reduced BMA margins by 3.5 points. During the quarter, BMA delivered 32 aircraft, the EA-18G was approved for full-rate production, and the C-17 won new international orders.

Network & Space Systems fourth-quarter revenue was $2.4 billion, reduced primarily by lower volume on combat systems and missile defense. Operating margin was 5.9 percent reflecting solid performance across the segment’s array of programs partially offset by a write-down of Delta II inventory and a contract settlement in satellites. During the quarter, the Brigade Combat Team Modernization Increment 1 was approved to enter low rate initial production.

Global Services & Support (GS&S) revenue increased 19 percent on higher volume across its broad portfolio of services and logistics products. During the quarter, GS&S operating margins were 13.8 percent driven by strong operating performance. In this segment, the KC-135 Programmed Depot Maintenance contract award was reinstated, and the company was awarded several Department of Energy Smart Grid grants.

Backlog at Defense, Space & Security is $64.8 billion, approximately two times expected 2010 revenue. The reduction in backlog was driven by run-off of multi-year contracts that exceeded additions to backlog and by termination of a portion of the Brigade Combat Team Modernization contract due to changing US defense priorities.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) reported fourth-quarter pre-tax earnings of $14 million compared to $19 million in the same period last year (Table 6). During the quarter, BCC’s portfolio balance declined slightly to $5.7 billion, down from $6.0 billion at the beginning of the year and from $6.1 billion at the end of the third quarter, on customer payments and depreciation. BCC contributed $93 million in cash dividends to the company during the full year. BCC’s debt-to-equity ratio increased to 5.8-to-1.

Table 6. Boeing Capital Corporation Operating Results

	Fourth Quarter		Change	Full Year		Change
(Dollars in Millions)	2009	2008		2009	2008
Revenues	$164	$168	(2)%	$660	$703	(6)%
Earnings from Operations	$14	$19	(26)%	$126	$162	(22)%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology, as well as certain results related to the financial consolidation of all business units. Other segment expense was $47 million in the fourth quarter, down from $74 million in the same period last year.

Total pension expense for the fourth quarter was $223 million, as compared to $113 million in the same period last year. A total of $264 million was recognized in the operating segments in the quarter (up from $99 million in the same period last year), partially offset by a $41 million contribution to earnings in unallocated items. The company made a discretionary contribution of 29.2 million shares of Boeing common stock, valued at $1.5 billion, to its pension plans during the quarter.

Unallocated expense was $123 million, up from $101 million in the same quarter last year, driven by higher deferred compensation expense partially offset by lower unallocated pension expense and intersegment eliminations.

Interest expense for the quarter was $110 million, up from $57 million in the same period last year due to additional debt issued in 2009. Other income/(expense) decreased $23 million driven by lower interest earned on cash balances.

Outlook

The company’s 2010 financial guidance reflects solid operating performance amid lower volumes, higher pension expense and continued investment in development programs (Table 7).

Boeing’s 2010 revenue guidance is $64 billion to $66 billion and reflects previously announced production rate reductions on 777 and reduced scope on Army modernization and missile defense. Earnings guidance for 2010 of $3.70 to $4.00 per share reflects the lower revenue and includes some consideration for development program and market risks. Operating cash flow is expected to be approximately zero in 2010, including less than $100 million of pension contributions, as the company continues to build inventory on key development programs.

The company expects that 2011 revenue will be higher than 2010, primarily driven by higher estimates of 787 and 747-8 deliveries. Combining higher estimated deliveries with plans for R&D and other factors, operating cash flow in 2011 is expected to be greater than $5 billion.

Commercial Airplanes’ 2010 delivery guidance is established at between 460 and 465 airplanes (reflecting fewer twin-aisle deliveries) and is sold out. It includes the first few 787 and 747-8 deliveries, which are expected to begin in the fourth quarter.

The unit’s 2010 revenue is expected to be $31 billion to $32 billion with operating margins between 6.5 percent and 7.5 percent.

Defense, Space & Security’s revenue for 2010 is expected to be $32 billion to $33 billion with operating margins of approximately 10 percent.

Boeing Capital Corporation expects that its aircraft finance portfolio will continue to reduce as its expected new aircraft financing for 2010 is less than $0.5 billion, below normal portfolio runoff through customer payments and depreciation. BCC’s debt-to-equity ratio is expected to return to the 5.0-to-1 level in the second half of 2010.

Table 7. Financial Outlook (Dollars in Billions, except per-share data)	2010
The Boeing Company
Revenue	$64 - $66
Earnings Per Share (GAAP)	$3.70 - $4.00
Operating Cash Flow [1]	~ $0

Boeing Commercial Airplanes
Deliveries	460 - 465
Revenue	$31 - $32
Operating Margin	6.5% - 7.5%

Boeing Defense, Space & Security
Revenue
Boeing Military Aircraft	~ $15
Network & Space Systems	~ $9
Global Services & Support	~ $8.5

Total BDS Revenue	$32 - $33

Operating Margin
Boeing Military Aircraft	~ 10.5%
Network & Space Systems	~ 8.5%
Global Services & Support	~ 11%

Total BDS Operating Margin	~ 10%

Boeing Capital Corporation
Portfolio Size	Lower
Revenue	~ $0.6
Return on Assets	> 1.0%

Research & Development	$3.9 - $4.1
Capital Expenditures	~ $1.9

[1]	After cash pension contributions of less than $0.1 billion and assuming new aircraft financings under $0.5 billion.

Boeing’s 2010 R&D forecast is $3.9 billion to $4.1 billion on continued investment in development programs, including an operating model adjustment to better balance future R&D efforts at Commercial Airplanes. R&D is expected to decrease significantly in 2011. Capital expenditures for 2010 are expected to be approximately $1.9 billion reflecting the bulk of capital investments required for the second 787 assembly line in South Carolina. Capital expenditures in 2011 are expected to be lower than in 2010.

The company’s non-cash pension expense is expected to be approximately $1.2 billion in 2010.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding our guidance relating to 2010 and 2011 financial and operating performance, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) risks attributable to our reliance on our commercial customers, our suppliers and the worldwide market; (3) risks related to our dependence on U.S. government contracts; (4) our reliance on fixed-price contracts, which could subject us to losses in the event of cost overruns; (5) risks related to cost-type contracts; (6) uncertainties concerning contracts that include in-orbit incentive payments; (7) changes in accounting estimates; (8) significant changes in discount rates and actual investment return on pension assets; (9) work stoppages or other labor disruptions; (10) changes in the competitive landscape in the markets in which we operate; (11) risks related to our doing business in other countries, including sales to non-U.S. customers; (12) potential adverse developments in new or pending litigation and/or government investigations; (13) changes in the financial condition or regulatory landscape of the commercial airline industry as they relate to Boeing Capital Corporation; (14) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (15) risks related to realizing the anticipated benefits of merger, acquisitions, joint ventures/strategic alliance or divestitures; (16) adequacy of our insurance coverage to cover significant risk exposures; and (17) potential business disruptions related to physical security threats, IT attacks or natural disasters.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to publicly update any forward-looking statement, except as required by law.

# # #

Contact:

Investor Relations:	Diana Sands or Rob Young (312) 544-2140
Communications:	Todd Blecher or Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions, except per share data)	2009	2008	2009	2008
Sales of products	$57,032	$50,180	$14,934	$9,787
Sales of services	11,249	10,729	3,003	2,877

Total revenues	68,281	60,909	17,937	12,664

Cost of products	(47,639)	(41,662)	(12,207)	(8,926)
Cost of services	(8,726)	(8,467)	(2,258)	(2,288)
Boeing Capital Corporation interest expense	(175)	(223)	(43)	(50)

Total costs and expenses	(56,540)	(50,352)	(14,508)	(11,264)

	11,741	10,557	3,429	1,400
Income from operating investments, net	249	241	63	46
General and administrative expense	(3,364)	(3,084)	(780)	(734)
Research and development expense, net	(6,506)	(3,768)	(1,002)	(957)
(Loss)/gain on dispositions, net	(24)	4	(17)	2

Earnings/(loss) from operations	2,096	3,950	1,693	(243)
Other income/(loss), net	(26)	247	(33)	(10)
Interest and debt expense	(339)	(202)	(110)	(57)

Earnings/(loss) before income taxes	1,731	3,995	1,550	(310)
Income tax (expense)/benefit	(396)	(1,341)	(267)	224

Net earnings/(loss) from continuing operations	1,335	2,654	1,283	(86)

Net (loss)/gain on disposal of discontinued operations, net of taxes of $13, ($10), $8	(23)	18	(15)

Net earnings/(loss)	$1,312	$2,672	$1,268	$(86)

Basic earnings/(loss) per share from continuing operations	$1.89	$3.68	$1.79	$(0.12)
Net (loss)/gain on disposal of discontinued operations, net of taxes	(0.03)	0.02	(0.02)

Basic earnings/(loss) per share	$1.86	$3.70	$1.77	$(0.12)

Diluted earnings/(loss) per share from continuing operations	$1.87	$3.65	$1.77	$(0.12)
Net (loss)/gain on disposal of discontinued operations, net of taxes	(0.03)	0.02	(0.02)

Diluted earnings/(loss) per share	$1.84	$3.67	$1.75	$(0.12)

Cash dividends paid per share	$1.68	$1.60	$0.42	$0.40

Weighted average diluted shares (millions)	713.4	729.0	723.9	706.0

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions, except per share data)	December 31 2009	December 31 2008
Assets
Cash and cash equivalents	9,215	$3,268
Short-term investments	2,008	11
Accounts receivable, net	5,785	5,602
Current portion of customer financing, net	368	425
Deferred income taxes	966	1,046
Inventories, net of advances and progress billings	16,933	15,612

Total current assets	35,275	25,964
Customer financing, net	5,466	5,857
Property, plant and equipment, net of accumulated depreciation of $12,795 and $12,280	8,784	8,762
Goodwill	4,319	3,647
Other acquired intangibles, net	2,877	2,685
Deferred income taxes	3,062	4,114
Investments	1,030	1,328
Pension plan assets, net	16	16
Other assets, net of accumulated amortization of $492 and $400	1,224	1,406

Total assets	$62,053	$53,779

Liabilities and shareholders’ equity
Accounts payable	7,096	$5,871
Other accrued liabilities	12,822	11,564
Advances and billings in excess of related costs	12,076	12,737
Income taxes payable	182	41
Short-term debt and current portion of long-term debt	707	560

Total current liabilities	32,883	30,773
Accrued retiree health care	7,049	7,322
Accrued pension plan liability, net	6,315	8,383
Non-current income taxes payable	827	1,154
Other long-term liabilities	537	337
Long-term debt	12,217	6,952
Shareholders’ equity:
Common shares, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 and 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	3,724	3,456
Treasury shares, at cost – 256,406,709 and 285,661,944	(15,911)	(17,758)
Retained earnings	22,746	22,675
Accumulated other comprehensive loss	(11,877)	(13,525)
ShareValue Trust shares – 29,563,324 and 28,460,769	(1,615)	(1,203)

Total Boeing shareholders’ equity	2,128	(1,294)
Noncontrolling interest	97	152

Total shareholders’ equity	2,225	(1,142)

Total liabilities and shareholders’ equity	$62,053	$53,779

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Twelve months ended December 31
(Dollars in millions)	2009	2008
Cash flows - operating activities:
Net earnings	$1,312	$2,672
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	238	209
Depreciation	1,459	1,325
Amortization of other acquired intangibles	207	166
Amortization of debt discount/premium and issuance costs	12	11
Investment/asset impairment charges, net	151	50
Customer financing valuation provision	45	84
Loss/(gain) on disposal of discontinued operations	36	(28)
Loss/(gain) on dispositions, net	24	(4)
Other charges and credits, net	214	116
Excess tax benefits from share-based payment arrangements	(5)	(100)
Changes in assets and liabilities –
Accounts receivable	(391)	564
Inventories, net of advances and progress billings	(1,525)	(6,168)
Accounts payable	1,141	318
Other accrued liabilities	1,327	554
Advances and billings in excess of related costs	(680)	(1,120)
Income taxes receivable, payable and deferred	607	744
Other long-term liabilities	(12)	(211)
Pension and other postretirement plans	1,140	14
Customer financing, net	104	432
Other	199	(29)

Net cash provided/(used) by operating activities	5,603	(401)

Cash flows - investing activities:
Property, plant and equipment additions	(1,186)	(1,674)
Property, plant and equipment reductions	27	34
Acquisitions, net of cash acquired	(639)	(964)
Contributions to investments	(2,629)	(6,673)
Proceeds from investments	1,041	11,343
Payments on Sea Launch guarantees	(448)
Reimbursements of Sea Launch guarantee payments	40
Purchase of distribution rights		(178)

Net cash (used)/provided by investing activities	(3,794)	1,888

Cash flows - financing activities:
New borrowings	5,961	13
Debt repayments	(551)	(738)
Payments to non-controlling interests	(40)
Repayments of distribution rights financing		(357)
Stock options exercised, other	10	44
Excess tax benefits from share-based payment arrangements	5	100
Employee taxes on certain share-based payment arrangements	(21)	(135)
Common shares repurchased	(50)	(2,937)
Dividends paid	(1,220)	(1,192)

Net cash provided/(used) by financing activities	4,094	(5,202)

Effect of exchange rate changes on cash and cash equivalents	44	(59)

Net increase/(decrease) in cash and cash equivalents	5,947	(3,774)
Cash and cash equivalents at beginning of year	3,268	7,042

Cash and cash equivalents at end of period	$9,215	$3,268

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions)	2009	2008	2009	2008
Revenues:
Commercial Airplanes	$34,051	$28,263	$9,183	$4,589
Boeing Defense, Space & Security:
Boeing Military Aircraft	14,057	13,311	3,733	3,142
Network & Space Systems	10,877	11,346	2,385	2,861
Global Services & Support	8,727	7,390	2,429	2,038

Total Boeing Defense, Space & Security	33,661	32,047	8,547	8,041
Boeing Capital Corporation	660	703	164	168
Other segment	165	567	40	40
Unallocated items and eliminations	(256)	(671)	3	(174)

Total revenues	$68,281	$60,909	$17,937	$12,664

Earnings/(loss) from operations:
Commercial Airplanes	$(583)	$1,186	$1,020	$(968)
Boeing Defense, Space & Security:
Boeing Military Aircraft	1,513	1,277	353	348
Network & Space Systems	839	1,034	141	228
Global Services & Support	947	921	335	305

Total Boeing Defense, Space & Security	3,299	3,232	829	881
Boeing Capital Corporation	126	162	14	19
Other segment	(152)	(307)	(47)	(74)
Unallocated items and eliminations	(594)	(323)	(123)	(101)

Earnings/(loss) from operations	2,096	3,950	1,693	(243)
Other income/(loss), net	(26)	247	(33)	(10)
Interest and debt expense	(339)	(202)	(110)	(57)

Earnings/(loss) before income taxes	1,731	3,995	1,550	(310)
Income tax (expense)/benefit	(396)	(1,341)	(267)	224

Net earnings/(loss) from continuing operations	1,335	2,654	1,283	(86)
Net (loss)/gain on disposal of discontinued operations, net of taxes of $13, ($10), $8	(23)	18	(15)

Net earnings/(loss)	$1,312	$2,672	$1,268	$(86)

Research and development expense, net:
Commercial Airplanes	$5,383	$2,838	$741	$730
Boeing Defense, Space & Security:
Boeing Military Aircraft	541	479	111	118
Network & Space Systems	397	298	104	71
Global Services & Support	163	156	37	43

Total Boeing Defense, Space & Security	1,101	933	252	232
Other segment	22	(3)	9	(5)

Total research and development expense, net	$6,506	$3,768	$1,002	$957

Unallocated items and eliminations:
Share-based plans expense	$(189)	$(149)	$(49)	$(34)
Deferred compensation expense	(158)	223	(24)	87
Pension	110	(208)	41	(14)
Post-retirement	(93)	(79)	(32)	(19)
Capitalized interest	(53)	(44)	(11)	(6)
Other	(211)	(66)	(48)	(115)

Total	$(594)	$(323)	$(123)	$(101)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

	Twelve months ended December 31		Three months ended December 31
Deliveries	2009	2008	2009	2008
Commercial Airplanes
737 Next-Generation	372	290	92	36
747	8	14	2	1
767	13	10	3	2
777	88	61	25	11

Total	481	375	122	50

Boeing Defense, Space & Security

Boeing Military Aircraft
F/A-18 Models	49	45	13	12
F-15E Eagle	13	14	3	3
C-17 Globemaster	16	16	4	4
KC-767 Tanker	2	2	1
CH-47 Chinook	11	12	7	4
T-45TS Goshawk	7	7	1	2
AH-64 Apache	23	3	3	1

Network & Space Systems
Delta II	1	2	1	1
Delta IV	1
Commercial and Civil Satellites	3	1	1
Military Satellites	3

Contractual backlog (Dollars in billions)	December 31 2009	September 30 2009	December 31 2008
Commercial Airplanes	$250.5	$253.9	$278.6
Boeing Defense, Space & Security:
Boeing Military Aircraft	26.3	26.1	25.7
Network & Space Systems	7.7	7.8	8.9
Global Services & Support	12.0	11.1	10.7

Total Boeing Defense, Space & Security	46.0	45.0	45.3

Total contractual backlog	$296.5	$298.9	$323.9

Unobligated backlog	$19.1	$21.1	$28.2

Total backlog	$315.6	$320.0	$352.1

Workforce	157,100	158,300	162,200